Exhibit 99.1

Square, Inc. Announces $2.0 Billion Offering of Senior Notes

SAN FRANCISCO, Calif., May 17, 2021 — Square, Inc. (“Square”) (NYSE: SQ) today announced its intention to offer, subject to market conditions and other factors, approximately $2.0 billion aggregate principal amount of senior notes in two series (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Act.

The interest rate, redemption provisions, maturity date and other terms of each series of Notes will be determined by negotiations between Square and the initial purchasers.

Square intends to use the net proceeds from this offering for general corporate purposes, which may include potential acquisitions and strategic transactions, capital expenditures, investments and working capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Act and applicable state laws.

About Square, Inc.

Square, Inc. (NYSE: SQ) builds tools to empower businesses and individuals to participate in the economy. Sellers use Square to reach buyers online and in person, manage their business, and access financing. Individuals use Cash App to spend, send, store, and invest money. And TIDAL is a global music and entertainment platform that expands Square’s purpose of economic empowerment to artists. Square, Inc. has offices in the United States, Canada, Japan, Australia, Ireland, Spain, Norway, and the UK.

Media Contact:

press@squareup.com

or

Investor Relations Contact:

ir@squareup.com